Exhibit 99.1

Celadon Group Adopts Tax Benefits Preservation Plan to Preserve Substantial Tax Assets

INDIANAPOLIS, IN — August 10, 2018 — Celadon Group, Inc. (OTCPink: CGIP) today announced that its Board of Directors has approved the adoption of a tax benefits preservation plan (or “the plan”) in the form of a Section 382 Rights Agreement designed to protect and preserve Celadon’s substantial tax assets primarily associated with net operating loss carryforwards or NOLs that could potentially be utilized in certain circumstances to offset Celadon Group’s future taxable income and reduce its federal income tax liability.

Section 382 of the Internal Revenue Code imposes limitations on the future use of a company’s NOLs if it undergoes an “ownership change.” Celadon Group’s ability to benefit from its tax assets would be substantially limited by Section 382 if an “ownership change” was deemed to have occurred. In general, a company experiences an “ownership change” for tax purposes if the percentage of stock owned (or deemed to be owned) by one or a group of its 5% stockholders (as defined for tax purposes) increases by more than 50 percentage points over a rolling three-year period over the lowest percentage of stock of such company owned by such stockholders at any time during that period.

To protect Celadon Group’s NOLs from being limited or permanently lost under Section 382, the tax benefits preservation plan is intended to deter any person or group from acquiring beneficial ownership of 4.99% or more of Celadon Group’s outstanding common stock without the approval of the Board and, thereby, reduce the likelihood of an unintended “ownership change.” There is no assurance, however, that the tax benefits preservation plan will prevent Celadon Group from experiencing an “ownership change.”

Pursuant to the tax benefits preservation plan, one preferred stock purchase right will be issued for each share of Celadon Group’s common stock held by stockholders of record on August 20, 2018. Any shares of common stock issued after the August 20, 2018 record date will be issued together with the rights.

Under the tax benefits preservation plan, the rights will become exercisable only if a person or group acquires beneficial ownership of 4.99% or more of Celadon Group’s common stock, without the approval of the Board, after the first public announcement by Celadon Group of the adoption of the plan. A person or group who acquires, without the approval of the Board, beneficial ownership of 4.99% or more of Celadon Group’s outstanding common stock could be subject to significant dilution. If the preferred stock purchase rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase Celadon Group’s common stock at a 50% discount. Preferred stock purchase rights held by the person or group triggering the rights will become void and will not be exercisable or transferable. Under the plan, beneficial ownership of shares is calculated in accordance with the applicable rules of Section 382 of the Internal Revenue Code.

Stockholders who beneficially owned 4.99% or more of Celadon Group’s outstanding common stock prior to the first public announcement by Celadon Group of the adoption of the tax benefits preservation plan will not trigger any penalties under the plan so long as they do not acquire beneficial ownership of any additional shares of common stock (other than pursuant to a stock split, reverse stock split, stock dividend, reclassification or similar transaction effected by Celadon Group) at a time when they still beneficially own 4.99% or more of such common stock. The Board also retains sole discretion to exempt any person or group from the consequences imposed by the plan.

The preferred stock purchase rights and the tax benefits preservation plan will expire no later than August 9, 2021. The preferred stock purchase rights and the tax benefits preservation plan may also expire on an earlier date upon the occurrence of other events, including a determination by Celadon Group’s Board that (i) the tax benefits preservation plan is no longer necessary or desirable for the preservation of Celadon Group’s tax attributes, or (ii) no tax attributes may be carried forward (with such expiration occurring as of the beginning of the applicable taxable year). The preferred stock purchase rights may also be redeemed, exchanged or terminated prior to their expiration.

The distribution of the preferred stock purchase rights pursuant to the tax benefits preservation plan will not affect Celadon Group’s reported earnings per share and such distribution should not be taxable to Celadon Group’s stockholders.

Celadon Group intends to submit the tax benefits preservation plan for stockholder ratification at its next annual meeting of stockholders.

Additional information with respect to the tax benefits preservation plan will be contained in the related Current Report on Form 8-K and Registration Statement on Form 8-A that Celadon Group is filing with the Securities and Exchange Commission. Copies of these documents can be obtained, when available, at the SEC’s internet website at www.sec.gov.

Raymond James & Co. Associates, Inc. is serving as Celadon Group’s financial advisor in connection with the adoption of the tax benefits preservation plan. Morgan, Lewis & Bockius LLP is serving as Celadon Group’s legal advisor.

About Celadon Group, Inc.

Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico. The Company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including logistics, warehousing, and distribution.

Safe Harbor

This press release contains “forward-looking statements” as defined under the U.S. federal securities laws, including the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbors created by such laws. Forward-looking statements contained in this press release may relate to, but are not limited to, statements regarding the magnitude of our net operating loss carryforwards, our future taxable income, our ability to utilize and realize the value of our net operating loss carryforwards and how they could be substantially limited if we experienced an ownership change as defined in Section 382 of the Internal Revenue Code and whether the tax benefits preservation plan will reduce the likelihood of such an unintended ownership change from occurring. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Information on factors that may impact these forward-looking statements can be found in Celadon Group’s reports filed from time to time with the Securities and Exchange Commission, copies of which may be obtained from www.sec.gov or by contacting Celadon Group at (317) 972-7030 or by visiting its investor relations website at www.celadongroup.com. The forward-looking statements in this press release are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward-looking statements, Celadon Group assumes no obligation to publicly update, amend or clarify its forward-looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by the federal securities laws. Celadon Group, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Investor Contact:

Thom Albrecht

Chief Financial and Strategy Officer

(317) 972-7030

talbrecht@celadontrucking.com